Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-122917) on Form N-1/A of Princeton Futures Strategy Fund, a series of Northern Lights Fund Trust, of our report dated May 31, 2016, relating to our audit of the consolidated financial statements and consolidated financial highlights, which appear in the March 31, 2016 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Consolidated Financial Highlights,” "Independent Registered Public Accountant," “Independent Registered Public Accounting Firm” and “Policies and Procedures for Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

July 28, 2016